SEALY TOPS LIST OF U.S. BEDDING PRODUCERS
–Company Expects Further Share Gains in 2020
–New State-of-the-Art Sealy Plant to Open Fourth Quarter 2020

LEXINGTON, KY, June 9, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Company”) announced today that Sealy was ranked number one on Furniture Today’s list of the Top 20 U.S. Bedding Producers1. Furniture Today estimated that Sealy sales were up 12.5% in 2019 which propelled the brand to reclaim the number one position on the list which was previously held by Sealy for over 40 consecutive years until 2011. Furniture Today is one of the most respected trade publications in the bedding industry and has compiled the list of top bedding producers annually since the 1970s.
“This is a great honor for the Sealy and Stearns & Foster brands, a testament to the preferences of consumers who recognize Sealy for exceptional comfort, support and durability. I would like to thank all the members of the Tempur Sealy team and our licensees that bring so much pride and love to the work they do on behalf of this historic brand,” said Scott Thompson, Tempur Sealy Chairman and CEO. “I also want to thank our retail partners. This honor would not have happened without their passion for our brands and products.”
Sealy was started in Sealy, Texas in 1881 and has produced over 100 million mattresses during the last 130 years. Sealy’s exclusive Posturepedic Technology™ was developed with the help of orthopedic specialists to deliver reinforced support and is featured across the Response, Conform and Hybrid lines of products. Sealy mattresses are available around the world and are proudly built in the U.S. for the domestic market.
“It is clear that our multi-year investments in our people, products, service, manufacturing and logistics have driven our exceptional results,” said Thompson, who has been Tempur Sealy Chairman and CEO since 2015.
Thompson added. “This has been an exciting journey of growth for Sealy. In fact, we now expect Sealy sales in the U.S. to grow in the second quarter 2020 as compared to the prior year, despite the headwinds associated with COVID-19. As part of that journey and the improving trends, we are targeting to open a new state-of-the-art Sealy plant in Dallas, Texas in the fourth quarter of 2020. This will be our 26th Sealy facility in North America and will result in over 150 new employees. We expect in the coming years to further Sealy’s leadership position in the marketplace.”

[1] See Furniture Today’s Top 20 U.S. Bedding Producers methodology that includes SEALY® and STEARNS & FOSTER® products in Sealy ranking.

Forward-Looking Statements
This press release may be deemed to include statements that are "forward-looking" within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "expects," “targeting” and variations of such words or similar expressions are intended to identify such statements. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; risks associated with the duration, scope and severity of COVID-19 and its effects on the Company's business and operations, including the disruption or delay of production and delivery of materials and products in the Company's supply chain; the impact of travel bans, work-from-home policies, or shelter-in-place orders; a temporary or prolonged shutdown of manufacturing facilities or retail stores and decreased retail traffic; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; consumer acceptance of the Company's products; general economic, financial and industry conditions, particularly conditions relating to liquidity, financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors, and financial solvency and related problems experienced by other market participants, any of which may be amplified by the effects of COVID-19.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" in Part I, ITEM 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third-party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com